EXHIBIT 99
FIRST NATIONAL BANCSHARES, INC.
CONSOLIDATED FINANCIAL STATEMENTS
(INCLUDING WHOLLY OWNED SUBSIDIARY
1ST NATIONAL BANK & TRUST)

FIRST NATIONAL BANCSHARES, INC.
CONSOLIDATED FINANCIAL STATEMENTS
TABLE OF CONTENTS

PAGE
INDEPENDENT AUDITORS’ REPORT	1

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS	2

CONSOLIDATED STATEMENTS OF INCOME	3

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY	4

CONSOLIDATED STATEMENTS OF CASH FLOWS	5

NOTES TO FINANCIAL STATEMENTS	6-26

INDEPENDENT AUDITORS’ REPORT
To the Board of Directors and Stockholders
First National Bancshares, Inc.
Bradenton, Florida
We have audited the accompanying consolidated balance sheets of First National Bancshares, Inc. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years ended December 31, 2004, 2003, and 2002. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First National Bancshares, Inc. and subsidiary as of December 31, 2004 and 2003, and the results of their operations and cash flows for the years ended December 31, 2004, 2003, and 2002, in conformity with U.S. generally accepted accounting principles.

/s/ CHRISTOPHER, SMITH, LEONARD,
BRISTOW & STANELL, P.A.
January 31, 2005
Bradenton, Florida

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY
Consolidated Balance Sheets

	December 31,
	2004	2003
	(in thousands)
Assets
Cash and due from banks	$6,826	$6,876
Federal funds sold	0	0

Cash and cash equivalents	6,826	6,876
Interest bearing deposits in banks	5,636	8,412
Securities available for sale	57,795	46,172
Federal Home Loan Bank stock, at cost	1,353	652
Loans, net of allowance for loan losses of $2,362and $2,067	233,395	204,314
Foreclosed assets	0	0
Premises and equipment, net	7,555	7,737
Goodwill	975	0
Intangible Assets	249	0
Other assets	3,823	3,069

TOTAL ASSETS	$317,607	$277,232

Liabilities and Stockholders’ Equity
Deposits:
Non interest bearing	$31,934	$32,991
Interest bearing	236,848	200,336

Total deposits	268,782	233,327
Repurchase agreements	3,343	11,301
Long term debt	17,250	9,500
Accrued expenses and other liabilities	1,377	1,089

TOTAL LIABILITIES	290,752	255,217

Stockholders’ equity:
Common stock, $.10 par value, 25,000,000 shares authorized; 3,286,271 shares issued	329	199
Additional paid in capital	22,239	16,209
Retained earnings	4,267	5,454
Accumulated other comprehensive income	20	153

Total stockholders’ equity	26,855	22,015

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$317,607	$277,232

The accompanying notes are an integral part of these consolidated financial statements.

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY
Consolidated Statements of Income

	Years Ended December 31,
	2004	2003	2002
	(in thousands, except per share data)
Interest and dividend income:

Loans, including fees	$13,785	$10,933	$10,987
Debt securities:
Taxable	1,494	1,168	1,495
Tax-exempt	341	377	387
Other	140	139	157

Total interest and dividend income	15,760	12,617	13,026

Interest expense:
Deposits	3,714	2,760	3,233
Federal funds purchased and securities sold under agreements to repurchase	87	158	252
Long-term debt	504	226	311

Total interest expense	4,305	3,144	3,796

Net interest income	11,455	9,473	9,230
Provision for loan losses	314	448	321

Net interest income, after provision for loan losses	11,141	9,025	8,909

Non-interest income:
Customer service fees	372	456	502
Trust Services Fees	1,259	621	556
Financial Product Sales Commissions and fees	336	252	213
Net gain (loss) on available-for-sale securities	(0)	87	0
Net gain (loss) on sale of assets	(10)	(1)	(2)
Other	358	452	376

Total non-interest income (charges)	2,315	1,867	1,645

Non-interest expenses:
Salaries and employee benefits	5,173	4,686	3,964
Occupancy and equipment	1,389	1,233	1,176
Legal, examination, and audit expenses	272	267	210
Data processing	142	123	129
Other	1,535	1,312	1,193

Total non-interest expenses	8,511	7,621	6,672

Income before income taxes	4,945	3,271	3,882
Income tax expenses	1,764	1,120	1,348

Net income	$3,181	$2,151	$2,534

Earnings per share:
Basic	$.98	$.69	$.83
Diluted	$.92	$.64	$.77
The accompanying notes are an integral part of these consolidated financial statements.

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY
Consolidated Statements of Changes in Stockholders’ Equity Years Ended December 31, 2004, 2003 and 2002

					Accumulated
	Shares of		Additional		Other
	Common		Paid-in	Retained	Comprehensive
	Stock	Common Stock	Capital	Earnings	Income (Loss)	Total
	(in thousands, except share data)
Balance at December 31, 2001	1,748,779	$175	$12,219	$4,388	$266	$17,048

Comprehensive income:
Net income	0	0	0	2,534	0	2,534
Change in net unrealized gain (loss) on securities available for sale, net of tax effect	0	0	0	0	335	335

Total comprehensive income						2,869

5% Stock Dividend (Fractional Shares Paid in Cash)	87,336	9	1,586	(1,600)	0	(5)
Exercise of Stock Options	10,606	1	83	0	0	84

Balance at December 31, 2002	1,846,721	$185	$13,888	$5,322	$601	$19,996

Comprehensive income:
Net income	0	0	0	2,151	0	2,151
Change in net unrealized gain (loss) on securities available for sale, net of tax effect	0	0	0	0	(448)	(448)

Total comprehensive income						1,703

5% Stock Dividend (Fractional Shares Paid in Cash)	94,554	9	2,005	(2,019)	0	(5)
Exercise of Stock Options	53,465	5	316	0	0	321

Balance at December 31, 2003	1,994,740	$199	$16,209	$5,454	$153	$22,015

Comprehensive income:
Net income	0	0	0	3,181	0	3,181
Change in net unrealized gain (loss) on securities available for sale, net of tax effect	0	0	0	0	(133)	(133)

Total comprehensive income						3,048
Acquisition of Trust Company of Florida and Merger into 1st National Bank & Trust (Subsidiary)	66,960	7	1,419	0	0	1,426
50% Stock Split (Fractional Shares Paid in Cash)	1,038,555	104	0	(108)	0	(4)
5% Stock Dividend (Fractional Shares Paid in Cash)	155,988	16	4,235	(4,260)	0	(9)
Exercise of Stock Options	30,028	3	376	0	0	379

Balance at December 31, 2004	3,286,271	$329	$22,239	$4,267	$20	$26,855

The accompanying notes are and integral part of these consolidated financial statements.

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2004	2003	2002
	(in thousands)
Cash flows from operating activities:
Net income	$3,181	$2,151	$2,534
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Provision for loan losses	291	347	154
Provision for foreclosed asset losses	0	0	0
Net amortization of securities	354	368	171
Amortization of deferred loan (fees)	62	126	144
Depreciation	543	524	547
Realized loss (gain) on sales of available-for- sale securities, net	(0)	(87)	(0)
Realized loss (gain) on sales of fixed assets	9	1	(2)
Deferred income tax benefit	(202)	(38)	123
Net change in:
Other assets and liabilities, net	(870)	(304)	353

Net cash provided (used) by operating activities	3,368	3,088	4,024

Cash flows from investing activities:
Net change in interest-bearing deposits in banks	2,776	(2,958)	7,419
Activity in available-for-sale securities:
Sales	0	5,842	1,260
Maturities, prepayments and calls	6,742	18,917	7,344
Purchases	(18,932)	(31,209)	(12,155)
Loan originations and principal collections, net	(29,436)	(48,213)	(12,585)
Cash received in merger of Trust Company of Florida	112	0	0
Recoveries on loans charged off in prior years	4	16	14
Proceeds from sales of foreclosed assets	0	0	593
Proceeds from sales of fixed assets	0	0	12
Additions to premises and equipment	(297)	(223)	(3,112)

Net cash provided (used) by investing activities	(39,031)	(57,828)	(11,210)

Cash flows from financing activities:
Net increase in deposits	35,455	52,815	4,663
Net change in federal funds purchased and securities sold under agreements to repurchase	(7,958)	(4,510)	2,846
Principal payments under capital lease	0	0	(1)
Proceeds from issuance of long-term debt net of principal payments	7,750	5,000	(500)
Proceeds from issuance of stock under stock option plan	379	321	84
Cash dividends paid on common stock	(13)	(5)	(5)

Net cash provided by financing activities	35,613	53,621	7,087

Net change in cash and cash equivalents	(50)	(1,119)	(99)
Cash and cash equivalents at beginning of year	6,876	7,995	8,094

Cash and cash equivalents at end of year	$6,826	$6,876	$7,995

Supplementary cash flow information:
Interest paid on deposits and borrowed funds	$4,212	$3,215	$3,941
Income taxes paid	1,803	1,044	1,371
The accompanying notes are an integral part of these consolidated financial statements.

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY
Notes To Consolidated Financial Statements
NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation
The consolidated financial statements include the accounts of First National Bancshares, Inc. (the Corporation) and its wholly owned subsidiary, 1st National Bank & Trust (the Bank). All significant inter-company balances and transactions have been eliminated in consolidation.
Nature of Operations
The Corporation provides a variety of financial services to individuals and small businesses through its offices in Manatee, Sarasota, and Lake Counties, Florida. Its primary deposit products are checking, savings and term certificate accounts and its primary lending products are consumer and commercial mortgage loans. It also provides Trust and investment services. Assets held in the Trust Department are not included in the financial statements.
Use of Estimates
In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term, relate to the determination of the allowance for loan losses, and the valuation of deferred tax assets.
Significant Group Concentrations of Credit Risk
Most of the Corporation’s activities are with customers located within Manatee and Sarasota Counties, Florida. Notes 3 and 4 discuss the types of securities that the Corporation invests in. Note 5 discusses the types of lending that the Corporation engages in. The Corporation does not have any significant concentrations to any one industry or customer.
Cash and Cash Equivalents
For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks, federal funds sold and securities purchased under agreements to resell, all of which mature within ninety days. The Company changed its definition of cash equivalents in 2004 to not include interest-bearing deposits in other banks, which are shown as a separate line item. This change has been reflected in these financial statements beginning with the year ended December 31, 2002.
Interest-bearing Deposits in Banks
Interest-bearing deposits in banks mature daily and are carried at cost.
Trading Activities
The Corporation did not engage in trading activities for its own account.
Securities
Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.
Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. When declines in the fair value of held-to-maturity and available-for-sale securities cause them to fall below their cost, and the declines are deemed to be other than temporary, they are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.
Loans
The Corporation grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans in Manatee and Sarasota Counties, Florida. The ability of the Corporation’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.
The accrual of interest on mortgage and commercial loans is discontinued at the time the collection of the loan interest is in doubt. Credit card loans and other personal loans are charged off when the loan is determined to be uncollectable under the current terms of the promissory note. Past due status is based on contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.
All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Allowance for Loan Losses
The allowance for loan losses is established, as future potential losses are estimated, through a provision for loan loss expense charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.
The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.
A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.
Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.
Servicing
The Corporation has no loans subject to servicing agreements.
Off-Balance Sheet Credit Related Financial Instruments
In the ordinary course of business, the Corporation has entered into commitments to extend credit, including commitments under construction loan arrangements, credit card and home equity line arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded when they are funded.

Derivative Financial Instruments and Change in Accounting Principle
The Corporation has no derivative financial instruments
Interest Rate Swap Agreement.
The corporation has no interest rate swap agreements.
Foreclosed Assets
Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, management periodically performs valuations and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. At year-end, the corporation had no foreclosed assets.
Premises and Equipment
Land is carried at cost. Buildings and equipment are carried at cost, less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets.
Goodwill and Intangible Assets
Effective February 29, 2004 the Company merged with the Trust Company of Florida (Trust Company). The accompanying financial statements include the operations of the Trust Company since that date. The total purchase price was $2,453,000 including $1,426,000 in common stock. Total assets acquired (net of $42,000 in liabilities) were $2,548,000. These assets included $1,238,000 in cash and cash equivalents, $130,000 in equipment and other assets, $249,000 for customer relationships and $975,000 for goodwill. The customer relationship intangible is expected to amortize over seven years at approximately $36,000 each year.
The following pro forma information includes the Trust Company information as if the merger had been completed as of January 1, 2002

	Year ended December 31 (000’s)
	2004	2003	2002
Net Income	$3,128	$1,943	$2,286
Earnings per Share
Basic	$.96	$.62	$.75
Diluted	$.90	$.57	$.69
Transfers of Financial Assets
Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Corporation, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Income Taxes
Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.
Reclassifications
Certain amounts in the prior years’ financial statements have been reclassified to conform to the 2004 presentation. These reclassifications are not material and have no effect on previously reported net income.
Retirement Plan
The compensation cost of an employee’s pension benefit is recognized on the projected unit credit method over the employee’s approximate service period. The entry age normal method is utilized for funding purposes.
Stock Compensation Plans
Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. The Corporation has elected to continue with the accounting methodology in Opinion No. 25. Stock options issued under the Corporation’s stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them.
Had compensation cost for the Corporation’s stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by SFAS No. 123, the Corporation’s net income and earnings per share would have been adjusted to the pro forma amounts indicated below:

	Years Ended December 31,
	2004	2003	2002
	(in thousands)
Net income	$3,181	$2,151	$2,534
Additional expense had the Corporation adopted SFAS No. 123	(101)	(144)	(107)
Pro forma net income	$3,080	$2,007	$2,427

Basic earnings per share — As reported	.98	.69	.83

— Pro forma	.95	.64	.80

Diluted earnings per share — As reported	.92	.64	.77

— Pro forma	.89	.60	.74
The pro forma disclosures include the effects of all awards granted on or after January 1, 2002.
Earnings Per Common Share
Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Corporation relate solely to outstanding stock options, and are determined using the treasury stock method. Earnings per common share have been computed based on the following:

	Years Ended December 31,
	2004	2003	2002
	(in thousands)
Net income	$3,181	$2,151	$2,534

Average number of common shares outstanding	3,254	3,132	3,043
Effect of dilutive options	208	209	249

Average number of common shares outstanding used to calculate diluted earnings per common share	3,462	3,341	3,292

Comprehensive Income
Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.
The components of other comprehensive income and related tax effects are as follows:

	Years Ended December 31,
	2004	2003	2002
	(in thousands)
Unrealized holding gains on available-for-sale securities	$(213)	$(718)	$537
Tax effect	80	270	(202)

Net-of-tax amount	$(133)	$(448)	$335

The components of accumulated other comprehensive income, included in stockholders’ equity, are as follows:

	December 31,
	2004	2003
	(in thousands)
Net unrealized gain (loss) on securities available for sale	$32	$245
Tax effect	(12)	(92)

Net-of-tax amount	20	153

Accumulated other comprehensive income (loss)	$20	$153

Recent accounting pronouncements
In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46), which establishes guidance for determining when an entity should consolidate another entity that meets the definition of a variable interest entity. FIN 46 requires a variable interest entity to be consolidated by a company if that company will absorb a majority of the expected losses, will receive a majority of the expected residual returns, or both. Transferors to qualified special-purpose entities (“QSPEs”) and certain other interests in a QSPE are not subject to the requirements of FIN 46. On December 17, 2003, the FASB revised FIN 46 (FIN 46R) and deferred the effective date of FIN 46 to no later than the end of the first reporting period that ends after March 15, 2004, however, for special-purpose entities the Corporation would be required to apply FIN 46 as of December 31, 2003. The Interpretation had no effect on the Corporation’s consolidated financial statements.
In December 2003, the FASB issued SFAS No. 132 (revised 2003), Employers’ Disclosures about Pensions and Post-retirement Benefits. This Statement requires additional disclosures about the assets, obligations and cash flows of defined benefit pension and post-retirement plans, as well as the expense recorded for such plans. As of December 31, 2004, the Corporation has disclosed the required elements related to its defined benefit pension plan in Note 15 to these consolidated financial statements.
In December 2004, the FASB issued a revision of SFAS No. 123 (SFAS No. 123(R)), “Accounting for Stock-Based Compensation.” The revised Statement clarifies and expands SFAS No. 123’s guidance in several areas, including measuring fair value, classifying an award as equity or as a liability, and attributing compensation cost to reporting periods. The revised statement supercedes Accounting Practice Bulletin (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. Under the provisions of SFAS 123(R), the alternative to use Opinion 25’s intrinsic value method of accounting that was provided in Statement No. 123, as originally issued, is eliminated, and entities are required to measure liabilities incurred to employees in share-based payment transactions at fair value. Under the provisions of SFAS No. 123(R) The Company is permitted to continue the application of APB 25 until the reporting period ended June 30, 2005, at which time the Company will adopt the provisions of FAS No. 123(R) and expense the remaining unvested awards. The adoption of this statement is not expected to have a material impact on the Company’s financial position or results of operations.
NOTE 2—RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS
The Bank is required to maintain average balances on hand or with the Federal Reserve Bank. At December 31, 2004 and 2003, these reserve balances amounted to $5,500 and $5,049, respectively.
NOTE 3—SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL
The bank had no securities purchased under agreements to resell in 2004, 2003, or 2002

NOTE 4—SECURITIES
The amortized cost and fair value of securities, with gross unrealized gains and losses, follows:

	December 31, 2004
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(in thousands)
Securities Available-for-Sale
Debt securities:
U.S. Government and federal agency	$9,491	$57	($65)	$9,483
State and Political Subdivisions	10,292	316	(31)	10,577
Mortgage-backed	37,980	69	(314)	37,735

Total debt securities available for sale	57,763	442	(410)	57,795

	December 31, 2003
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(in thousands)
Securities Available-for-Sale
Debt securities:
U.S. Government and federal agency	$6,000	$100	$(77)	$6,023
State and Political Subdivisions	8,568	451	(14)	9,005
Mortgage-backed	31,360	165	(381)	31,144

Total	45,928	716	(472)	46,172

At December 31, 2004 and 2003, U.S. Government obligations with a carrying value of $27,231 and $4,686, respectively, were pledged to secure public deposits, tax deposits, and for other purposes required or permitted by law. At December 31, 2004 and 2003, the carrying amount of securities pledged to secure repurchase agreements, and Trust Department deposits was $20,810 and $31,392 respectively.
The amortized cost and fair value of debt securities by contractual maturity at December 31, 2004 follows:

	Available for Sale
	Amortized	Fair
	Cost	Value
	(in thousands)
Within 1 year	$4,160	$4,213
Over 1 year through 5 years	11,725	11,846
After 5 years through 10 years	3,898	4,001
Over 10 years	0	0

	19,783	20,060
Mortgage-backed securities	37,980	37,735

	$57,763	$57,795

For the years ended December 31, 2004, 2003 and 2002, proceeds from sales of securities available for sale amounted to $0, $5,454 and $0, respectively. Gross realized gains amounted to $0, $93 and $0, respectively. Gross realized losses amounted to $0, $6 and $0, respectively. The tax benefit (provision) applicable to these net realized gains and losses amounted to $0, ($31) and $0, respectively.
Information pertaining to securities with gross unrealized losses at December 31, 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than Twelve Months		Over Twelve Months
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value
	(in thousands)
Securities Available for Sale
Debt Securities:
U.S. Government and Federal Agencies	65	2,932	0	0
Mortgage-backed	199	18,287	115	7,684
State and Political Subdivisions	29	2,383	2	251

Total debt securities	$293	$23,602	$117	$7,935

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
At December 31, 2004, the company had $410 unrealized losses. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts’ reports. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.
NOTE 5—LOANS
A summary of the balances of loans follows:

	December 31,
	2004	2003
	(in thousands)
Mortgage loans on real estate:
Residential 1-4 family	$65,219	$70,371
Commercial	134,645	107,838
Construction	10,709	10,200
Second mortgages	3,941	1,479
Equity lines of credit	5,081	3,933

Total mortgage loans on real estate	219,595	193,821
Commercial loans	13,933	9,864
Consumer installment loans:
Personal	2,436	2,863
Credit cards	216	194

Total consumer installment loans	2,652	3,057

Total loans	236,180	206,742
Less: Allowance for loan losses	(2,362)	(2,067)
Net deferred loan fees	(423)	(361)

Loans, net	$233,395	$204,314

An analysis of the allowance for loan losses follows:

	Years Ended December 31,
	2004	2003	2002
	(in thousands)
Balance at beginning of year	$2,067	$1,704	$1,551
Provision for loan losses	314	448	321
Loans charged-off	(23)	(101)	(182)
Recoveries of loans previously charged-off	4	16	14

Balance at end of year	$2,362	$2,067	$1,704

The company had no impaired or non-accrual loans at December 31, 2004. At December 31, 2003 the company had no impaired loans and $1,317 of non-accrual loans. The company does not service loans for others. The company had no foreclosed assets at December 31, 2004 or 2003.
NOTE 6—PREMISES AND EQUIPMENT
A summary of the cost and accumulated depreciation of premises and equipment follows:

	December 31,
	2004	2003
	(in thousands)
Premises:
Land	$2,623	$2,623
Buildings & Improvements	4,930	4,926
Equipment	3,291	3,265

	10,844	10,814
Accumulated depreciation	(3,289)	(3,077)

	$7,555	$7,737

Depreciation expense for the years ended December 31, 2004, 2003 and 2002 amounted to $543, $524 and $547, respectively.
Pursuant to the terms of non-cancelable lease agreements in effect at December 31, 2004, pertaining to banking premises and equipment, future minimum rent commitments (in thousands) under various operating leases are as follows:

2005	$227
2006	190
2007	185
2008	76
2008	76
Thereafter	102

$856

The leases contain options to extend for periods from one to ten years. The cost of such rentals is not included above. Total rent expense for the years ended December 31, 2004, 2003 and 2002 amounted to $154, $95 and $51, respectively.

NOTE 7—DEPOSITS
The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2004 and 2003 was $36,481 and $31,576 respectively.
At December 31, 2004, the scheduled maturities of time deposits (in thousands) are as follows:

2005	$81,544
2006	18,431
2007	1,784
2008	537
2009	353
Thereafter	0

Total	$102,649

The total amount of demand deposit overdrafts classified as loans at December 31, 2004 and 2003 were $21,000 and $20,000, respectively.
NOTE 8—SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. The Corporation may be required to provide additional collateral based on the fair value of the underlying securities.
NOTE 9—LONG-TERM DEBT
The Bank’s fixed-rate, long-term debt of $17,250 at December 31, 2004 matures through 2009. At December 31, 2004 and 2003, the interest rates on fixed-rate, long-term debt ranged from 2.93 percent to 4.20 percent and from 2.93 percent to 4.20 percent, respectively. At December 31, 2004 and 2003, the weighted average interest rate on fixed-rate, long-term debt was 3.33 percent and 3.39 percent, respectively.
The Bank’s had no floating-rate, long-term debt at December 31, 2004 or 2003.
The contractual maturities of long-term fixed rate debt are as follows:

	December 31,
	Fixed Rate
	2004	2003
	(in thousands)
Due in 2004		$2,200
Due in 2005	4,300	2,200
Due in 2006	4,300	2,200
Due in 2007	3,800	1,700
Due in 2008	3,300	1,200
Due in 2009	1,550	0
Thereafter	0	0

Total long-term debt	$17,250	$9,500

NOTE 10—INCOME TAXES
Allocation of federal and state income taxes between current and deferred portions is as follows:

	Years Ended December 31
	2004	2003	2002
	(in thousands)
Current tax provision:
Federal	$1,635	$970	$1,029
State	298	187	196

	1,933	1,157	1,225

Deferred tax benefit:
Federal	(143)	(31)	105
State	(26)	(6)	18

	(169)	(37)	123

	$1,764	$1,120	$1,348

The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

	Years Ended December 31
	2004	2003	2002
Statutory federal tax rate	34.0%	34.0%	34.0%
Increase (decrease) resulting from:
State taxes, net of federal tax benefit	3.6	3.6	3.6
TEFRA deduction	(2.2)	(4.1)	(3.5)
Other, net	.3	.7	.6

Effective tax rate	35.7%	34.2%	34.7%

The components of the net deferred tax asset, included in other assets, are as follows:

	December 31,
	2004	2003
	(in thousands)
Deferred tax assets:
Deferred loan fees	159	136
Deferred Compensation	77	0
Allowance for loan losses	827	716

Total Deferred Tax Assets	$1,063	$852

Deferred tax liabilities:
Net unrealized gain on securities available-for-sale	13	92
Employee pension plan	505	510
Deferred gain on land sale	124	124
Depreciation	64	50
Other	2	2

Total Deferred Tax Liabilities	$708	$778

Net Deferred Tax Asset	$355	$74

NOTE 11—OFF-BALANCE SHEET ACTIVITIES
Credit-Related Financial Instruments. The Corporation is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.
The Corporation’s exposure to credit loss is represented by the contractual amount of these commitments. The Corporation follows the same credit policies in making commitments as it does for on-balance-sheet instruments. At December 31, 2004 and 2003, the following financial instruments were outstanding whose contract amounts represent credit risk:

	Contract Amount
	2004	2003
	(in thousands)
Commitments to grant loans	$23,831	$23,466
Unfunded commitments under lines of credit	12,516	11,120
Standby letters of credit	1,690	1,895
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Corporation, is based on management’s credit evaluation of the customer.
Unfunded commitments under commercial lines-of-credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines-of-credit are not collateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Corporation is committed.
Standby letters-of-credit are conditional lending commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those letters-of-credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates. The credit risk involved in issuing letters-of-credit is essentially the same as that involved in extending loan facilities to customers. The Corporation generally holds supporting collateral for those commitments under the same criteria as if a loan were being extended.
NOTE 12 — ON-BALANCE SHEET DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
Derivative Financial Instruments
The Corporation has no derivative financial instruments.
Risk Management Policies — Hedging Instruments
The primary focus of the Corporation ‘s asset/liability management program is to monitor the sensitivity of the Corporation ‘s net portfolio value and net income under varying interest rate scenarios to take steps to control its risks. On a quarterly basis, the Corporation simulates the net portfolio value and net income expected to be earned over a twelve-month period following the date of simulation. The simulation is based on a projection of market interest rates at varying levels and estimates the impact of such market rates on the levels of interest-earning assets and interest-bearing liabilities during the measurement period. Based upon the outcome of the simulation analysis, the Corporation may adjust the type of borrowings it uses or deposits it solicits, and/or it may adjust the type of securities it buys or loans it solicits. The Corporation does not use derivative or hedging instruments for this purpose.
Interest Rate Risk Management — Cash Flow Hedging Instruments
The Corporation uses long-term fixed rate debt as a source of funds for use in the Corporation ‘s lending and investment activities and other general business purposes. These debt obligations expose the Corporation to variability in interest margin due to changes in interest rates on its loans and investments. If interest rates increase, net interest income increases. Conversely, if interest rates decrease, net interest income decreases. Management believes it limits the variability of a portion of its net interest income through quarterly monitoring and, therefore, does not hedge its variable-rate net interest spread.

Interest Rate Risk Management — Fair Value Hedging Instrument
The Corporation originates fixed- and variable-rate loans for portfolio. Fixed-rate loans expose the Corporation to variability in their fair value due to changes in the level of interest rates. Management believes it limits the variability in the fair value of a portion of its fixed-rate loan portfolio through quarterly monitoring of its interest rate risk. It is the Corporation’s objective to manage this risk by balancing it against the types of securities it purchases, the type of deposits it solicits, and the type of borrowings it enters into. Management does not believe it is also necessary to hedge the change in fair value of fixed-rate loans and therefore does not utilize interest rate swaps.
Interest Rate Risk Management – Derivative Instruments Not Designated As Hedging Instruments
On March 13, 2002, the Financial Accounting Standards Board determined that loan commitments related to the origination or acquisition of mortgage loans that will be held for sale must be accounted for as derivative instruments. The corporation has no loans held for sale.
NOTE 13—LEGAL CONTINGENCIES
Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Corporation’s consolidated financial statements.

NOTE 14—MINIMUM REGULATORY CAPITAL REQUIREMENTS
The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.
Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2004 and 2003, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.
As of December 31, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank’s category. The Corporation’s and the Bank’s actual capital amounts and ratios as of December 31, 2004 and 2003 are also presented in the table.

					Minimum To Be Well
					Capitalized Under
			Minimum Capital		Prompt Corrective
	Actual		Requirement		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(dollars in thousands)
December 31, 2004:
Total Capital to Risk Weighted Assets:
Consolidated	$27,972	11.7%	$19,116	8.0%	$	N/A	N/A
1st National Bank & Trust	27,835	11.7	19,112	8.0		23,890	10.0
Tier 1 Capital to Risk Weighted Assets:
Consolidated	25,610	10.7	9,558	4.0		N/A	N/A
1st National Bank & Trust	25,473	10.7	9,556	4.0		14,334	6.0
Tier 1 Capital to Average Assets:
Consolidated	25,610	8.2	12,520	4.0		N/A	N/A
1st National Bank & Trust	25,473	8.1	12,515	4.0		15,643	5.0

December 31, 2003:
Total Capital to Risk Weighted Assets:
Consolidated	23,929	11.7	16,367	8.0		N/A	N/A
1st National Bank & Trust	23,548	11.5	16,362	8.0		20,453	10.0
Tier 1 Capital to Risk Weighted Assets:
Consolidated	21,862	10.7	8,184	4.0		N/A	N/A
1st National Bank & Trust	21,481	10.5	8,181	4.0		12,272	6.0
Tier 1 Capital to Average Assets:
Consolidated	21,862	8.4	10,373	4.0		N/A	N/A
1st National Bank & Trust	$21,481	8.3%	$10,358	4.0%		$12,948	5.0

NOTE 15—EMPLOYEE BENEFIT PLANS
Pension Plan
The Corporation provides pension benefits for eligible employees through a defined benefit pension plan. Substantially all employees participate in the retirement plan on a non-contributing basis, and are fully vested after three years of service. Information pertaining to the activity in the plan, using a measurement date of December 31, is as follows:

	Years Ended December 31,
	2004	2003	2002
	(in thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$2,871	$2,131	$1,475
Service cost	358	261	218
Interest cost	191	168	131
Actuarial loss	134	356	310
Benefits paid	(3)	(45)	(3)

Benefit obligation at end of year	3,551	2,871	2,131

Change in plan assets:
Fair value of plan assets at beginning of year	2,614	2,129	1,372
Actual return on plan assets	362	(227)	9
Employer contribution	379	757	751
Benefits paid	(3)	(45)	(2)

Fair value of plan assets at end of year	3,352	2,614	2,130

Funded status	(199)	(257)	(1)
Unrecognized net actuarial loss	1,519	1,587	928
Unrecognized prior service cost	21	26	28

Prepaid pension cost recognized	$1,341	$1,356	$955

Accumulated benefit obligation	$2,663	$2,004	$1,583

At December 31, 2004 and 2003, the assumptions used to determine the benefit obligation are as follows:

	December 31,
	2004	2003
Discount rate	5.75%	6.25%
Rate of compensation increase	4.00%	4.00%

The components of net periodic pension cost are as follows:

	Years Ended December 31,
	2004	2003	2002
	(in thousands)
Service cost	$358	$262	$218
Interest cost	191	168	131
Expected return on plan assets	(234)	(168)	(130)
Amortization of prior service cost	4	2	2
Recognized net actuarial loss	75	92	43

	$394	$356	$264

For the years ended December 31, 2004, 2003 and 2002, the assumptions used to determine net periodic pension cost are as follows:

	Years Ended December 31,
	2004	2003	2002
Discount rate	6.25%	6.25%	6.75%
Expected long-term rate of return on plan assets	8.00%	8.00%	8.00%
Annual salary increase	4.00%	4.00%	4.00%
The actuarial assumptions and methods used to develop the cash contributions have been selected in accordance with the requirements of ERISA and the Internal Revenue Code, which call for the actuary to select assumptions “each of which is reasonable (taking in to account the experience of the plan and reasonable expectations) or which, in the aggregate, result in a total contribution equivalent to that which would be determined if each such assumption were reasonable, ... and which, in combination, offer the actuary’s best estimate of anticipated experience under the plan.”
The Corporation’s pension plan weighted average asset allocations at December 31, 2004 and 2003.

	Years Ended December 31,
Asset Category	2004	2003

Equity securities	53%	53%
Fixed Income	47%	39%
Other	0%	7%
Cash	0%	1%

Total	100%	100%

Equity securities include none of the Corporation’s common stock.
The Corporation expects to contribute $375,000 to its pension plan in 2005.
The investment objective of the account is characterized as balanced with an average risk tolerance. Capital appreciation and the protection of capital are of equal importance with minimal need for income. The time horizon for the investment is long term (more than 5 years). Given the corporation’s annual contribution to the plan and the low benefits payouts, the account has a minimal need for cash. Consistent with these objectives, the following ranges for each asset class have been adopted:

Asset Category	Target Range
Cash	0% to 10%
Equities	40% to 60%
Fixed Income	40% to 60%

Exposure within each asset class is determined by (1) the investment objectives and risk tolerance, (2) the prevailing relative valuation between the primary competing asset classes and (3) the fundamental strength of the economy.
When considered together, these factors suggest a higher-range exposure for equities is most appropriate at this time.
Estimated future benefit payments, which reflect expected future service, as appropriate, are as follows:

2005	$10,680
2006	44,661
2007	48,451
2008	58,763
2009	101,205
Years 2010-2014	1,188,987
401(k) Plan
The Corporation has a 401(k) Plan whereby substantially all employees participate in the Plan. Employees may contribute up to 15 percent of their compensation subject to certain limits based on federal tax laws. The Corporation makes matching contributions equal to 5/6 of the first 6 percent of an employee’s compensation contributed to the Plan. Matching contributions vest to the employee annually over a three-year period. For the years ended December 31, 2004, 2003 and 2002, expense attributable to the Plan amounted to $126,000, $111,000 and $121,000, respectively.
NOTE 16—STOCK COMPENSATION PLANS
Under the Corporation’s Employee Stock Option Plan, the Corporation may grant options to its directors, officers and employees for up to 410,233 shares of common stock. Both incentive stock options and non-qualified stock options may be granted under the Plan. The exercise price of each option equals the market price of the Corporation’s stock on the date of grant and an option’s maximum term varies from five to ten years.
The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2004	2003	2002
Dividend yield	0%	0%	0%
Expected life	6.0 years	5.9 years	6.0 years
Expected volatility	16.2%	11.3%	11.3%
Risk-free interest rate	3.93%	2.88%	3.85%
A summary of the status (shares in thousands) of the Corporation’s stock option plan is presented below:

	2004		2003		2002
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	144	$15.42	164	$10.49	144	$11.01
Granted	27	25.05	27	22.21	33	17.73
Stock Splits	65		0		0
Stock Dividends	10		9		8
Exercised	(30)	12.62	(56)	5.77	(11)	8.23
Forfeited	(11)	15.88	(0)		(10)	13.14

Outstanding at end of year	205	$11.48	144	$15.42	164	$11.87

Options exercisable at year-end	175	$9.62	116	$13.98	130	$10.49

Weighted-average fair value of options granted during the year		$9.68		$4.49		$4.34

Information pertaining to options outstanding (in thousands) at December 31, 2004 is as follows:

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
		Contractual	Exercise	Number	Exercise
Range of Exercise Prices	Number Outstanding	Life	Price	Exercisable	Price
$8.10 — $13.90	167	5.8 years	$9.40	167	$9.40
$14.01 — $18.20	17	7.5 years	14.94	8	14.13
$20.57 — $26.04	21	9.6 years	24.96	0

Outstanding at end of year	205	6.3 years	$11.48	175	$9.62

NOTE 17—RELATED PARTY TRANSACTIONS
In the ordinary course of business, the Bank has granted loans to principal officers and directors and their affiliates amounting to $3,395,000 at December 31, 2004 and $2,390,000 at December 31, 2003. During the year ended December 31, 2004, total principal additions were $1,782,000 and total principal payments were $778,000.
Deposits from related parties held by the Bank at December 31, 2004 and 2003 amounted to $1,364,000 and $1,277,000, respectively.
NOTE 18—RESTRICTIONS ON DIVIDENDS, LOANS AND ADVANCES
Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Corporation. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank, and loans or advances are limited to 10 percent of the Bank’s capital stock and surplus on a secured basis.
At December 31, 2004, the Bank’s retained earnings available for the payment of dividends to the Company was $15,906,000. Accordingly, $10,949,000 of the Corporation’s equity in the net assets of the Bank was restricted at December 31, 2004. Funds available for loans or advances by the Bank to the Corporation amounted to $1,079,000.
In addition, dividends paid by the Bank to the Corporation would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements.
NOTE 19—FAIR VALUE OF FINANCIAL INSTRUMENTS
The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Corporation’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Corporation.
The following methods and assumptions were used by the Corporation in estimating fair value disclosures for financial instruments:
Cash and cash equivalents
The carrying amounts of cash and short-term instruments approximate fair values.
Interest bearing deposits in banks
The carrying amounts of interest-bearing deposits maturing within ninety days approximate their fair values. Fair values of other interest-bearing deposits are estimated using discounted cash flow analyses based on current rates for similar types of deposits.

Securities
Fair values for securities, excluding Federal Home Loan Bank stock, Federal Reserve Bank Stock, and Independent Bankers’ Bank stock, are based on quoted market prices. The carrying value of the stocks approximate fair value based on the redemption provisions of the Banks.
Loans receivable
For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.
Deposit liabilities
The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.
Short-term borrowings
The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within ninety days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Corporation’s current incremental borrowing rates for similar types of borrowing arrangements.
Long-term borrowings
The fair values of the Corporation’s long-term borrowings are estimated using discounted cash flow analyses based on the Corporation’s current incremental borrowing rates for similar types of borrowing arrangements.
Accrued interest
The carrying amounts of accrued interest approximate fair value.
The estimated fair values, and related carrying or notional amounts, of the Corporation’s financial instruments are as follows:

	December 31,
	2004		2003
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
	(in thousands)
Financial assets:
Cash and cash equivalents	$6,826	$6,826	$6,876	$6,876
Interest-bearing deposits in banks	5,636	5,636	8,412	8,412
Securities available-for-sale	57,795	57,795	46,172	46,172
Federal Home Loan Bank stock	1,353	1,353	652	652
Loans, net	233,395	233,847	204,314	207,062
Accrued interest receivable	1,109	1,109	986	986

Financial liabilities:
Deposits	268,782	268,582	233,327	232,400
Federal funds purchased and repurchase agreements	3,343	3,343	11,301	11,301
Long-term debt	17,250	17,250	9,500	9,500
Accrued interest payable	745	745	652	652
Off-balance sheet credit related financial instruments:

Commitments to extend credit	—	38	—	36

NOTE 20—CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY
Financial information pertaining only to First National Bancshares, Inc. is as follows:

	December 31,
	2004	2003
	(in thousands)
Balance Sheets

Assets
Cash and due from banks	$89	$320
Investment in common stock of 1st National Bank &	26,718	21,634
Trust Other assets	48	61

Total assets	$26,855	$22,015

Liabilities and Stockholders’ Equity
Total liabilities	0	0
Stockholders’ equity	26,855	22,015

Total liabilities and stockholders’ equity	$26,855	$22,015

	Years Ended December 31,
	2004	2003	2002
	(in thousands)
Statements of Income

Total income	0	0	0

Operating expenses	61	70	33

Income before income taxes and equity in undistributed net income of 1st National Bank & Trust	(61)	(70)	(33)
Applicable income tax provision (benefit)	(23)	(26)	0

	(38)	(44)	(33)
Equity in undistributed net income (loss) of 1st National Bank & Trust	3,219	2,195	2,567

Net income	$3,181	$2,151	$2,534

	2004	2003	2002
Statements of Cash Flows

Cash flows from operating activities:
Net income	$3,181	$2,151	$2,534
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net loss (income) of 1st National Bank & Trust	(3,219)	(2,195)	(2,567)
Decrease (increase) in other assets	13	(61)	0

Net cash provided by operating activities	(25)	(105)	(33)

Cash flows from investing activities:
Capital Investment in 1st National Bank & Trust	(572)	0	0

Net cash used for investing activities	(572)	0	0

Cash flows from financing activities:
Proceeds from issuance of treasury stock under stock option plan	379	321	85
Cash dividends paid on common stock	(13)	(5)	(5)

Net cash used for financing activities	366	316	80

Net increase (decrease) in cash and cash equivalents	(231)	211	47
Cash and cash equivalents at beginning of year	320	109	62

Cash and cash equivalents at end of year	$89	$320	$109

NOTE 21—SEGMENT REPORTING
The Corporation does not have operating segments other than those reported. Parent company financial information is included in the Other category, and is deemed to represent an overhead function rather than an operating segment.
The Corporation does not have a single external customer from which it derives 10 percent or more of its revenues and operates in one geographical area.

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY
NOTE 25—QUARTERLY DATA (UNAUDITED)

	Years Ended December 31,
	2004				2003
	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	(in thousands, except per share data)
Interest and dividend income	$4,281	$4,050	$3,751	$3,678	$3,354	$3,058	$3,102	$3,102
Interest expense	(1,235)	(1,074)	(1,018)	(978)	(855)	(731)	(768)	(790)
Provision for loan losses	(12)	(102)	(70)	(130)	(275)	(108)	(18)	(46)
Net interest income, after provision for loan losses	3,034	2,874	2,663	2,570	2,224	2,219	2,316	2,266
Non-interest income (charges)	593	583	598	542	411	445	510	501
Non-interest expenses	(2,089)	(2,152)	(2,185)	(2,086)	(1,989)	(1,905)	(1,920)	(1,807)

Income before income taxes	1,538	1,305	1,076	1,026	646	759	906	960
Provision for income taxes	(553)	(467)	(383)	(361)	(217)	(258)	(308)	(337)

Net income	$985	$838	$693	$665	$429	$501	$598	$623
Earnings per common share:
Basic	$0.30	$0.26	$0.21	$0.20	$0.14	$0.16	$0.19	$0.20
Diluted	$0.28	$0.24	$0.20	$0.19	$0.13	$0.15	$0.18	$0.18